Exhibit 99.1

FOR FURTHER INFORMATION:

J. Cameron Coburn	Betty V. Norris
Chairman, President & CEO	SVP & Chief Financial Officer
Tel: 910-509-3901	Tel: 910-509-3914
Email: ccoburn@bankofwilmington.com	Email: bnorris@bankofwilmington.com

Bank of Wilmington Corp. Reports First Quarter 2006 Results;

Net Income Up 140.2% to $579,000

WILMINGTON, NC – May 9, 2006 —Bank of Wilmington Corporation (NASDAQ: BKWW) reported net income for the first quarter of 2006 of $579,000 compared with $241,000 for the first quarter of 2005, an increase of 140.2 percent. Diluted earnings per share were $0.17 compared with $0.07 for the prior-year first quarter, an increase of 142.9 percent. Year-over-year performance reflects exceptional loan and deposit growth.

Cameron Coburn, Chairman, President and CEO, commented, “Our growth reflects the strong economy of the Cape Fear region, driven by population growth and a diversified industrial base. As the leading community bank in this metro area, Bank of Wilmington has benefited handsomely from the exceptional loan demand and deposit growth we witnessed during 2005. As we enter 2006, however, we are seeing the impact of rising interest rates on our local real estate market, which has moderated loan demand across all real estate-related categories. The pace of this first quarter is still strong, but more importantly, it is also more sustainable. We’ve been able to devote more attention to deposit generation, and one of our most outstanding accomplishments this year is the growth of our demand deposit accounts.

“Early in the second quarter,” Mr. Coburn continued, “we completed the conversion of our Surf City office to a full-service branch, and opened our fifth full-service banking office in Waterford. Expense growth reflects the additional costs associated with this expansion. However, the value provided by our expanded branch network has the potential for further growth of our low-cost deposits.”

Total revenue, comprised of net interest income and non-interest income, was $3.3 million for the first quarter, an increase of 58.4 percent over the $2.1 million reported for the prior-year period. Net interest income for the current quarter increased 66.6 percent over 2005 to $3.1 million, reflecting a 71.8 percent growth in average earning assets partially offset by an 11 basis point decline in the net interest margin to 3.49 percent. Mr. Coburn commented, “Although our net interest margin has declined year-over-year, we experienced a two basis point improvement since the fourth quarter of 2005 as growth in low-cost deposits, primarily demand and money market accounts, offset the rising cost of time deposits.”

Non-interest income was $240,000 for the first quarter of 2006 compared with $248,000 for last year’s first quarter. Excluding a $10,000 loss on the sale of securities in 2006 and a $1,000 gain in the first quarter of 2005, non-interest income of $250,000 was virtually unchanged from the prior-year quarter; our demand deposit campaign over the current period translated into lower service fee income in exchange for an improved net interest margin.

As a result of expansion initiatives, non-interest expense increased $706,000, or 50.7 percent, to $2.1 million this year from $1.4 million for the prior-year first quarter. Expenses increased in all categories; salaries and benefits grew 38.0 percent over the past twelve months from a combination of 22 additional FTE employees and $104,000 of expenses associated with the first-time expensing of stock options and an increase in deferred compensation expense from a supplemental retirement program newly-implemented in 2005. Nine of the 22 newly-added FTE employees were hired to staff the two branches opened in the second quarter of 2006, and the remaining 13 are employed in growth-related positions such as operations and loan production. Occupancy and equipment expense also grew $116,000, or 55.0 percent. Other expense was $719,000 for the 2006 quarter, up $300,000, or 71.6 percent, from last year’s first quarter, reflecting additional growth-related processing costs and new product introductions (business bill pay and business debit cards), as well as the increased costs of regulatory reporting. The efficiency ratio improved to 63.09 percent for the 2006 quarter compared with 66.30 percent for the prior-year first quarter.

Mr. Coburn commented, “Asset quality remains sound. The $402,000 we charged off this quarter represents primarily non-real estate related commercial loans where we felt there was a deficiency of collateral. However, we have since recovered $63,000 of the amount charged-off, and assets representing an additional $117,000 are under contract to be sold during the second quarter.” Net charge-offs for the quarter were $401,000, or 0.56 percent of average loans on an annualized basis, compared with $42,000 or 0.06 percent annualized for the December 31, 2005 quarter, and $80,000 or 0.19 percent annualized for the year-ago quarter. Non-performing assets were $948,000, or 0.25 percent of total assets at March 31, 2006, compared with $1.2 million, or 0.34 percent of assets at year-end 2005, and $1.4 million, or 0.59 percent, twelve months ago. Loan loss reserves at March 31, 2006 were $3.4 million, or 1.17 percent of total loans compared with 1.28 percent a year ago when nonperforming assets were substantially higher.

Total assets were $381.8 million at March 31, 2006, an increase of $152.9 million, or 66.8 percent, from twelve months ago. Year-over-year, loans outstanding grew $103.3 million, or 55.2 percent, from $187.2 million a year ago to $290.5 million for the current quarter. Residential construction lending accounted for the majority of this growth due to population increases in the Bank’s market area. Year-to-date, loan growth moderated to $12.1 million, or 4.4 percent (17.6 percent annualized). Coburn added, “We welcome a respite in this market; at this quarter’s pace, we have an opportunity to focus on building deeper relationships that will enhance our profitability and our reputation as a full-service community bank.”

Loan growth over the past twelve months was funded primarily by a $126.8 million, or 64.8 percent, increase in deposits, to $322.6 million. For the recent quarter, deposits grew $38.5 million, or 13.6 percent. Core deposits, which include retail CDs, grew 12.1 percent. The lowest cost accounts (transaction accounts plus money market and savings) increased by $13.8 million, or 21.6 percent; they now constitute 24.1 percent of the deposit mix compared to 22.5 percent at year-end 2005, regaining ground from the prior-year first quarter, where they comprised 28.3 percent of deposits. Non-interest bearing checking account balances increased $9.6 million since March 31, 2005, or 42.0 percent; of this total, $6.3 million was generated in the first quarter of 2006, representing a growth rate of 24.2 percent quarterly, and 98.3 percent annualized. Mr. Coburn noted, “Our new branches are just getting up to speed; we believe they will make an increasing contribution as a low-cost source of funds.”

Shareholders’ equity at March 31, 2006 was $25.1 million, a twelve-month increase of $1.7 million, or 7.3 percent. The Company’s total risk-based capital ratio at quarter-end was 12.80 percent. Total shares outstanding at March 31, 2006 were 3,416,068. Mr. Coburn concluded, “Our economy continues to perform well. We are benefiting from a balanced mix of tourism, construction, and diverse industrial expansion. Bank of Wilmington is well-positioned to respond to the diverse financial needs of our local communities.”

About the Company

Bank of Wilmington (the “Bank”) was established in 1998 as a local bank, developed and managed by local people committed to improving the quality of life and the quality of the banking experience in the communities it serves. Bank of Wilmington Corporation, the parent company, was formed in June 2005. The Bank’s market area includes the counties of New Hanover, Pender, and Brunswick, serving southeastern North Carolina, through five full-service banking locations: 1117 Military Cutoff Road; 3702 South College Road in the Pine Valley neighborhood; 14572 US Highway 17 in Hampstead; 206 North Topsail Drive in Surf City, and 503 Olde Waterford Way in Leland. The Company’s stock is listed on the Nasdaq Capital Market under the symbol ‘BKWW.’

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; changes in demand for products and services; changes in the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Bank of Wilmington Corporation with the Securities and Exchange Commission. Bank of Wilmington Corporation undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

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Bank of Wilmington Corporation

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly					Year Ending
(dollars in thousands except per share data)	2006 1st Qtr	2005 4th Qtr	2005 3rd Qtr	2005 2nd Qtr	2005 1st Qtr	2005	2004
EARNINGS
Net interest income	$3,087	2,797	2,469	2,180	1,853	9,299	5,854
Provision for loan and lease losses	$293	388	355	392	365	1,499	892
NonInterest income	$240	292	264	246	248	1,048	746
NonInterest expense	$2,099	1,794	1,735	1,459	1,393	6,381	4,626
Net income	$579	637	422	383	241	1,682	1,148
Basic earnings per share	$0.17	0.19	0.12	0.11	0.07	0.49	0.41
Diluted earnings per share	$0.17	0.18	0.12	0.11	0.07	0.48	0.40
Average shares outstanding	3,416,068	3,416,068	3,416,068	3,416,068	3,414,411	3,415,582	2,768,040
Average diluted shares outstanding	3,505,309	3,503,383	3,508,993	3,486,601	3,488,551	3,496,780	2,840,524
Period-end common shares outstanding	3,416,068	3,416,068	3,416,068	3,416,068	3,416,068	3,416,068	3,405,183
PERFORMANCE RATIOS
Return on average assets	0.63%	0.77%	0.59%	0.61%	0.44%	0.62%	0.70%
Return on average common equity	9.17%	10.34%	6.92%	6.41%	4.06%	6.96%	6.45%
Net interest margin (fully tax-equivalent)	3.49%	3.47%	3.54%	3.59%	3.60%	3.54%	3.68%
Efficiency ratio	63.09%	58.08%	63.48%	60.14%	66.30%	61.67%	70.09%
Full-time equivalent employees	73	62	54	53	51	62	50
CAPITAL
Equity to assets	6.58%	7.18%	7.78%	8.93%	10.23%	7.18%	11.57%
Regulatory leverage ratio	9.33%	10.69%	8.59%	9.57%	10.92%	10.69%	12.29%
Tier 1 capital ratio	11.23%	12.09%	9.43%	11.50%	12.09%	12.09%	13.64%
Total risk-based capital ratio	12.80%	13.29%	10.65%	12.84%	13.31%	13.29%	14.87%
Book value per share	$7.35	7.21	7.10	7.02	6.85	7.21	6.85
Cash dividend per share	$0.00	0.00	0.00	0.00	0.00	0.00	0.00
ASSET QUALITY
Gross loan charge-offs	$402	53	45	5	81	184	503
Net loan charge-offs	$401	42	1	(28)	80	95	447
Net loan charge-offs to average loans	0.56%	0.06%	0.00%	-0.05%	0.19%	0.04%	0.34%
Allowance for loan losses	$3,402	3,510	3,165	2,811	2,391	3,510	2,106
Allowance for losses to total loans	1.17%	1.26%	1.28%	1.30%	1.28%	1.26%	1.30%
Nonperforming loans	$948	1,174	751	1,043	1,162	1,174	993
Other real estate and repossessed assets	$0	0	13	195	195	0	195
Nonperforming assets to total assets	0.25%	0.34%	0.25%	0.46%	0.59%	0.34%	0.59%
END OF PERIOD BALANCES
Loans	$290,524	278,386	246,757	216,140	187,152	278,386	162,399
Total earning assets (before allowance)	$371,661	334,053	303,133	257,755	220,604	334,053	193,650
Total assets	$381,777	342,974	311,813	268,654	228,863	343,327	201,533
Deposits	$322,634	284,134	258,084	229,775	195,833	284,134	170,168
Shareholders’ equity	$25,110	24,636	24,245	23,985	23,404	24,635	23,338
AVERAGE BALANCES
Loans	$285,654	261,652	230,140	204,684	172,826	217,604	130,734
Total earning assets (before allowance)	$358,991	320,139	276,848	243,380	208,932	262,669	159,404
Total assets	$368,403	329,152	285,444	251,829	217,222	271,258	164,220
Deposits	$308,702	269,824	238,439	211,684	186,301	226,823	140,356
Shareholders’ equity	$25,270	24,642	24,383	23,886	23,745	24,167	17,803

*	Shares for all periods restated for 5 for 4 split effective 6/30/05

Bank of Wilmington Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED March 31, 2006	THREE MONTHS ENDED March 31, 2005	TWELVE MONTHS ENDED December 31, 2005	TWELVE MONTHS ENDED December 31, 2004
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
INTEREST INCOME
Loans	$5,402	$2,638	$14,728	$7,663
Investment securities, available for sale	571	280	1,453	855
Short-term investments	193	37	231	78

Total interest income	6,166	2,955	16,412	8,596
INTEREST EXPENSE
Money market, NOW and savings deposits	309	86	619	267
Time deposits	2,422	975	5,702	2,378
Short-term borrowings	228	41	0	97
Long-term borrowings	120	0	792	0

Total interest expense	3,079	1,102	7,113	2,742

Net interest income	3,087	1,853	9,299	5,854
Provision for loan and lease losses	293	365	1,499	892

Net interest income after provision for loan and lease losses	2,794	1,488	7,800	4,962
NON INTEREST INCOME
Service fees & charges	150	141	644	540
Net gain (loss) on sales of securities	(10)	1	(10)	(5)
Income from bank owned life insurance	47	53	199	97
Other income	53	53	215	114

Total non interest income	240	248	1,048	746
NON INTEREST EXPENSE
Salaries and employee benefits	1,053	763	3,438	2,577
Occupancy and Equipment	327	211	977	782
Other expense	719	419	1,966	1,267

Total non interest expense	2,099	1,393	6,381	4,626

Income before federal income tax expense	935	343	2,467	1,082
Federal income tax expense (benefit)	356	102	785	(66)

Net income	$579	$241	$1,682	$1,148

Basic earnings per share*	$0.17	$0.07	$0.49	$0.41
Diluted earnings per share*	$0.17	$0.07	$0.48	$0.40
Average shares outstanding *	3,416,068	3,414,411	3,415,582	2,768,040
Average diluted shares outstanding *	3,505,309	3,488,551	3,496,780	2,840,524

*	All per share and outstanding share data has been restated for the 5 for 4 stock split effected 6/30/05

Bank of Wilmington Corporation

CONSOLIDATED BALANCE SHEETS

	MARCH 31, 2006	DECEMBER 31, 2005
	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$2,010	$1,854
Interest earning deposits in other banks	24,912	5,419

Total cash and cash equivalents	26,922	7,273
Investment securities available for sale	54,350	48,655
Time deposits in other banks	199	199
Total loans	290,524	278,386
Allowance for loan losses	(3,402)	(3,510)

Total Loans, net	287,122	274,876
Accrued interest receivable	1,710	1,645
Premises and equipment, net	2,101	1,845
Federal Home Loan Bank stock	1,676	1,394
Bank owned life insurance	5,343	5,296
Other assets	2,354	2,144

Total assets	$381,777	$343,327

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Demand	$32,335	$26,025
Savings	2,697	2,594
Money market and NOW	42,748	35,339
Time	244,854	220,176

Total deposits	322,634	284,134
Long-term borrowings	32,310	32,310
Accrued interest payable	538	457
Accrued expenses and other liabilities	1,185	1,791

Total liabilities	356,667	318,692
SHAREHOLDERS’ EQUITY
Common stock	11,956	11,956
Additional Paid in Capital	11,052	11,052
Retained earnings	2,761	2,153
Accumulated other comprehensive loss	(659)	(526)

Total shareholders’ equity	25,110	24,635
Total liabilities and shareholders’ equity	$381,777	$343,327